Filed Pursuant to Rule 433

Registration No. 333-198523

July 15, 2015

WPX ENERGY, INC.

Free Writing Prospectus

6,000,000 shares

% Series A Mandatory Convertible Preferred Stock

This term sheet supplements the information set forth in the Prospectus Supplement, subject to completion, dated July 14, 2015 to the Prospectus dated July 14, 2015.

Issuer:	WPX Energy, Inc.

Mandatory Convertible Preferred Stock Offered:	6,000,000 shares

Option to Purchase Additional Shares of Mandatory Convertible Preferred Stock:	900,000 shares

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BNP Paribas Securities Corp.

Joint Lead Manager:	BBVA Securities Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities LLC

BOSC, Inc.

Credit Suisse Securities (USA), LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Capitalized terms used in this pricing term sheet but not defined have the respective meanings given to them in the preliminary prospectus supplement. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847.